Exhibit 99.1

PRESS RELEASE

Cyren Announces CEO Transition Plan

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Lior Samuelson will assist in CEO transition and continue as Chairman of the Board

McLean, Va. – February 20, 2019 – Cyren (NASDAQ: CYRN) announced today that Lior Samuelson, Chairman and Chief Executive Officer, intends to step down as CEO after transitioning his responsibilities to a successor to be identified in the future by the Board of Directors. For now, Mr. Samuelson will continue in his roles as CEO and Chairman of the Board and will be involved in the selection and on-boarding of his successor. The Board of Directors has engaged a leading executive search firm to assist with this search. Upon transitioning his responsibilities to the new CEO, Mr. Samuelson will continue to serve as Chairman of the Company’s Board of Directors.

“Lior has been an invaluable part of Cyren during his tenure. He initially joined the Company as Chairman of the Board and later stepped into the CEO role. He has enhanced the organization at every level, adding key leadership talent, developing a new product roadmap in enterprise security and navigating new growth opportunities. On behalf of the Board of Directors, we want to thank him for his unwavering commitment to this company and we look forward to continuing to work with him on the Board to drive value for our shareholders,” commented Todd Thomson, Board Member and Lead Independent Director.

“It has been a privilege serving Cyren over the last 8 years, both on the Board and as CEO. We have considerable opportunity in front of us and I remain committed to supporting our executive team to ensure we are well positioned to capitalize on all of our opportunities,” said Lior Samuelson, CEO and Chairman of the Board at Cyren.

About Cyren

More than 1.3 billion users around the world rely on Cyren’s 100% cloud internet security solutions to protect them against cyber attacks and data loss every day. Powered by the world’s largest security cloud, Cyren (NASDAQ: CYRN) delivers fast time to protection from cyber threats with award-winning security as a service for web, email, sandboxing, and DNS for enterprises, and embedded threat intelligence solutions for security vendors and service providers. Customers like Google, Microsoft and Check Point are just a few of the businesses that depend on Cyren every day to power their security. Learn more at www.cyren.com.

Blog: blog.cyren.com
Facebook: www.facebook.com/CyrenWeb
LinkedIn: www.linkedin.com/company/cyren
Twitter: www.twitter.com/CyrenInc

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as “will”, "expect," "plan," "estimate," "anticipate," or "believe" are forward-looking statements. These statements are based on information available at the time of the press release and the company assumes no obligation to update any of them. The statements in this press release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors, including the ability of the Company to locate a successor CEO, business conditions and growth or deterioration in the internet security market, technological developments, products offered by competitors, availability of qualified staff, and technological difficulties and resource constraints encountered in developing new products, as well as those risks described in the company's Annual Reports on Form 20-F and Form 10-K (when it becomes available) and reports on Form 6-K and Form 8-K, which are available through www.sec.gov.

Company Contact
Mike Myshrall, CFO
Cyren
+1.703.760.3320
mike.myshrall@cyren.com

Media Contact
Matthew Zintel
Zintel Public Relations
+1.281.444.1590
matthew.zintel@zintelpr.com

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